Exhibit 10.5

China Construction Bank (Asia)

Commercial Banking Division

Our Ref.: LCTS/2014/130

4 June 2014

PRIVATE & CONFIDENTIAL
Hong Kong Highpower Technology Company Ltd
Unit 12 15/F Technology Park
18 On Lai Street
Shek Mun Shatin

Attention: Mr. Pan Dangyu

Dear Sir,

We are pleased to set out the terms and conditions upon which we would make available to you the following facilities (the “Facilities”), for a total amount not to exceed at any one time HKD50,000,000 (excluding the Foreign Exchange Contract Line) (or the equivalent, at our spot selling rates for the time being in other freely available and convertible currencies subject, in our opinion, to such currencies being available). The terms set out in this letter supersede and replace those set out in our letter of 3 November 2013.

A.           UTILISATION

I.	The Facility - Term Loan	HKD50.000.000 (or USD eqv)

The facility is available for drawing up to 3 month from the Agreement Date or end of September 2014, whichever is earlier (“Availability Period”). The loan shall be repaid at 12 months from loan drawdown date or 14 working days prior to the expiry date of the relevant Standby Letter(s) of Credit whichever is earlier (“Final Maturity Date”). Principal amount of the loan shall be repaid in one lump sum on the Final Maturity Date, whereas interest to be paid in arrears at the end of each interest period.

For advance with tenor of 1 month or 3 month(s) or any other tenor as agreed by us. No interest period shall be extended beyond the Final Maturity Date.

Multiple drawings are allowed. Each drawdown shall be made at a minimum amount of HKD20,000,000 (or USD3,000,000) with at least 2 business day’s prior written notice to us. The aggregate drawdown amount should not exceed 95% of the value of the supporting Standby Letter(s) of Credit (as defined in section B below). Any undrawn amount will be cancelled after the Availability Period without penalty.

Prepayment: Partial or full prepayment is allowed with a minimum amount of HKD20,000,000 (or USD3s000,000) and in integral multiples of HKD5,000,000 (or USD1,000,000) on the last day of an interest period when interest rate is to be re-fixed (“Rollover Date”) without penalty, subject to not less than 14 business days’ prior written notice to us. Any amount so prepaid cannot be re-borrowed. Otherwise, prepayment penalty of 1% of the prepaid amount will be charged.

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II.	Facility II - Foreign Exchange Contract Line	US$10.000.000

Within the amount stated, this Facility is available for booking of foreign exchange contracts where Chinese Yuan Renminbi Non-Deliverable Forward (“CNY NDF”) and Chinese Yuan Renminbi Deliverable Forward (“CNY DF”) contracts up to 1 Year to hedge against foreign exchange risk in trade- related documentary transactions.

B.           SECURITY/SUPPORT

Your obligations in respect of the Facilities are to be secured/supported by the following duly executed documents (all in form and substance satisfactory to us):-

1.          SBLC(s) to be issued by China Merchants Bank or China Minsheng Bank (“Acceptance Banks”) for the aggregate amount of HKD52,631,600 (or in RMB equivalent) with validity of not less than 12 months in our favour. In any case, validity of the SBLC shall be at least 2 weeks later than the loan maturity date. In case the actual SBLC amount does not reach HKD52,631,600, then the limit for the Facility I will be reduced accordingly such that it represents 95% of the actual SBLC amount.

Applicant: Shenzhen Highpower Technology Co Ltd

2.          An unlimited guarantee executed by Mr. Pan Dangyu (“the Guarantor”).

3.          A Charge Over Account under the name of Hong Kong Highpower Technology Company Ltd for an amount being 10% of the notional amount of the Foreign Exchange Contract amount and the top up money arising from the Top-up Clause.

all of which must be in a form satisfactory to us

C.           REPRESENTATION & UNDERTAKINGS

Applications by you to use any of the Facilities will not be accepted by us unless you comply with the following conditions/covenants and such other provisions as we may determine from time to time:-

1.          You will have delivered to us the attached copy of this letter duly signed by the authorized signatory(ies).

2.          You represent and warrant that acceptance of the Facilities on the terms and conditions set out herein and utilization of the Facilities does not and will not exceed your objects or powers or the powers of your directors, including, without limitation, any limit on your or your directors’ power to borrow.

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3.          You represent and warrant that you have taken all necessary corporate and other action and have obtained all necessary approvals and authorizations for you to enter into the Facilities (including CNY DF(s)), including but not limited to the adoption of any internal guidelines and policies for your trading in this kind of transactions, as required by laws, regulations, guidelines, rulings or orders applicable to you from time to time (whether such regulations or guidelines have the force of law or otherwise)(collectively, the “Applicable Rules”).

You represent that the entering of the Facilities (including CNY DF(s)) and/or the exercise of your rights under the Facilities (including CNY DF(s)) (1) does not violate or conflict with and will not violate or conflict with any applicable requirements under any Applicable Rules, (2) does not violate or conflict with and will not violate or conflict with any conditions under any approval which you require to carry on your business lawfully and (3) does not violate or conflict with and will not violate or conflict with any of your internal rules, policies, corporate authorizations and procedures as you may adopt from time to time.

4.          You represent the Facility I is for the purpose of procurement of products and general working capital.

5.          If the relevant SBLC states “Multiple Drawings Are Not Allowed”, any overdue of any loan(s) drawn under the Facility I shall constitute “an event of default” and full demand as well as full cancellation of the Facility I shall apply.

6.          Mr. Pan Dangyu maintains at least 20% shareholdings in Highpower International Inc.

7.          You undertake that the funds transfer of the Facility I should not be directed to any bank account maintained with other financial institutions as well as China Construction Bank in Mainland China through us”.

8.          You undertake that the loan proceeds of the Facility I will not be remitted to the People’s Republic of China (the “PRC”), unless formal permission from the relevant authority (including State Administration of Foreign Exchange of the PRC) is obtained.

9.          Your obligations under the Facilities must rank at all times at least pari passu with all the claims (whether present or future, actual or contingent) of your unsecured creditors other than any claims preferred solely by law.

10.         You represent, declare and undertake to us that the utilization of any facilities or use of proceeds drawn under this facility letter do not and will not conflict with any law or regulation applicable to you (including without limitation those in force in the Mainland). The above representation and declaration is deemed to be made by you by reference to the facts then existing during the period when the Facilities or any part thereof remain outstanding.

11.         You will provide your audited consolidated financial statements within 10 months of the relevant year-end and will promptly provide any other information which we may request. Such financial statements shall be accompanied by an opinion satisfactory to us. You represent that financial statements (whether audited or unaudited) delivered by you under the terms of the agreement fairly capture all material contingent liabilities in accordance with applicable accounting principles.

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12.         You agree that we may provide any person / party proposing to give a guarantee or third party security or to issue SBLC(s) in relation to the Facilities (a “Surety”) or the legal advisers of any Surety with (i) a copy of this letter and any document in connection with the Facilities evidencing the obligations to be guaranteed or secured, (ii) a copy of any formal demand for overdue payment that is sent to you if you fail to settle any overdue amount in connection with the Facilities following customary reminder and (iii) a copy of the latest statement of account provided to you (if any) in connection with the Facilities if so requested by that Surety, (iv) a copy of the financial statements provided by you, and (v) any document in relation to the Facilities.

13.         You shall notify CCBA in writing and provide any other information pertaining to its financials, business and/or shareholding status including change in directors, share capital and/or shareholders and/or their subsidiaries and/or affiliated companies.

14.         You/the Guarantor/the Mortgagor/the Third Party Security Provider (collectively “the Obligors”) shall inform us in writing if:

(a)    any of the Obligors is/was (within the past 12 months) a director/a substantial shareholder/chief executive/employee of any member of China Construction Bank Group (“CCB Group”) or relative of or trustee for any such director/substantial shareholder/chief executive/employee; or

(b)          COB Group or any director of CCB Group, and/or any relative of any such director is/are the majority shareholder controller, minority shareholder controller(s), indirect controller(s), director(s), partner(s), manager(s), and/or agent(s) of any of the Obligors; or

(c)          any of the Obligors is/are or become(s) in any way connected with:
(i)          a director of us or of any of our subsidiaries and/or associated companies; or
(ii)         an entity controlling 10% or more of the shares of us or any director of such entity; or
(iii)        an indirect controller of us or any director of such indirect controller.

For the purpose of this paragraph, the term “relative” has the meaning defined in Section 79(1) of the Banking Ordinance (Cap. 155 of the laws of Hong Kong).

Without prejudice to our overriding right to cancel the Facilities or demand repayment at any time set out in Section E of this letter, any breach of the above conditions or undertakings constitutes a default on your part. On and at any time after the occurrence of such a default, we may cancel the Facilities and demand that all the outstanding amount under the Facilities be immediately due and payable.

D.           INTEREST RATE, CHARGES, OTHER TERMS AND CONDITIONS

Any financing extended by us will be subject to the following interest rates and/or commissions and/or charges determined by us and documentation in form and substance satisfactory to us, containing other provisions to be prescribed by us at the time of any application by you to use any of the Facilities:-

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1.          Notwithstanding any other provision in this letter, interest rate and all other fees and charges shall be subject to variation from time to time at our absolute discretion. We will give you prior notice before effecting any variation and such variation of the interest rate will take effect on the date specified in the notice. Any such variation will be binding on you unless all the outstanding amounts, interest and fees owed by you to us are fully repaid before the effective date of variation. Interest accrues on a daily basis and is calculated based on a 365-day year for HK Dollar loan (or a 360-day year for US Dollar loan). Interest is payable in arrears.

2.          Subject to clause 1 above, in respect of the Facility I, interest is charged at HIBOR/ LIBOR plus 2.7% per annum. This is applicable to all drawdown following the date of this letter until further notice. However, interest is payable by the interest period end in arrears.

In this letter:
“HIBOR” means in means in respect of a particular interest period, the rate per annum quoted in the Hong Kong Interbank Hong Kong Dollar Market and determined by us from time to time.

“LIBOR” means in respect of a particular interest period, the rate per annum quoted in the London Interbank Market and determined by us from time to time.

3.          Unless specifically provided in any other loan documents, all sums due but not paid in respect of the Facility I granted by us shall bear interest at a default rate of 2.0% per annum (or such other rate from time to time determined by us at our discretion) above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a loan for such successive period as we may determine at our discretion. Default interest will be compounded at the end of each interest period determined by us.

4.          Upfront fee: HKD50,000 will be levied on each drawdown date.

5.          You shall fully indemnify us against all costs, expenses or losses and other liabilities which are incurred by us in connection with the Facilities or any transactions contemplated by the Facilities. Without prejudice to the aforesaid, in the event of early termination or prepayment of any loan(s) of the Facilities (for whatever reason) you shall fully indemnify us against the costs (including break costs) and other liabilities which we may suffer under any arrangements or transactions entered into by us with any other third party for the purpose of the Facilities (if any).

6.          Top-up Clause: If RMB depreciate to a threshold that the advance ratio of USD Loan to RMB SBLC reaches 96%, the customer is obliged to pay down the loan or deposit sufficient amount of money into its charged account maintained with the bank within 5 business days in order to restore the advance ratio to 95%.

7.          Notwithstanding any provision hereunder and in other relevant loan documentation, no loan drawdown can be effected with us on a Saturday or a general holiday (as defined in the General Holidays Ordinance Chapter 149 of the Laws of Hong Kong) (“General Holiday”).

8.          Notwithstanding any provision hereunder and in other relevant loan documentation, if any payment (excluding interest payment under overdraft facilities) hereunder falls to be due and payable by the Borrower on a Saturday or a General Holiday, it will be collected by us on the immediate following day which is not a Saturday or a General Holiday, save and except that if any payment hereunder falls to be due and payable by you on a Saturday which is the last day of a calendar month and which is not a General Holiday, it will be collected by us on the immediate preceding day which is not a General Holiday.

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In respect of interest payment under overdraft facilities, interest will be debited from the overdraft account on the last business day of each calendar month and value dated to the last calendar day of the month, and business day means any day, including a Saturday, which is not a General Holiday.

E.           APPLICATIONS AND OTHER CONDITIONS

Each application by you to use the Facilities in whole or in part (including Facilities purported to be granted on a revolving basis) shall be a request by you to us to extend financing on the terms set out or referred to above. No commitment by us to extend financing shall arise until any application by you is accepted by us either expressly or by our extending finance to you. All borrowings (including but not limited to local and foreign currency borrowings) are subject to availability of funds at the time requested.

Such applications shall be made, where applicable, on our standard forms and supported by such documentation as we may require in a form satisfactory to us.

Applications made after 31 May 2015 to use the Facilities on the terms set out herein will not normally be considered by us but if we accommodate your request after such date, then all terms set out or referred to herein shall apply to such accommodation.

Any finance so extended shall in addition be subject to and in accordance with the terms set out in all current standard agreements and other documentation signed by you or on your behalf applying generally to credit and other banking Facility and accommodation and banking services granted or continued by us to you including, without limitation the General Agreement by Customer(s).

Notwithstanding any other provision of this letter, all of your liabilities hereunder whether actual or contingent will, on demand by us at our absolute discretion, become immediately due and payable together with accrued interest and the Facilities will thereafter be cancelled if we, at any time, serve a notice upon you terminating the Facilities and requiring payment.

You acknowledge that if all or any part of the Facilities has been used for CNY DFs for trade purpose, we reserve the right to request you to provide us with all relevant documents as evidence to prove the trading nature of the related transaction(s) when you wish to (a) withdraw any of the monies converted at the trade rates under those relevant CNY DFs (“Converted Sum”), (b) remit any of the Converted Sum to other bank(s) and/or (c) convert any of the Converted Sum into other currency(ies). We have the sole and absolute discretion to determine the validity and sufficiency of the proof. In the event that we consider the proof is non-satisfactory, we may not accept your request or we may charge you an additional fee at a rate to be determined by us as we think fit.

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F.           LAW AND JURISDICTION

This letter will be governed by and construed in all respects in accordance with the laws of Hong Kong. Upon acceptance of the terms and conditions of the Facilities you irrevocably submit for our benefit to the non-exclusive jurisdiction of the Hong Kong courts.

Please confirm your agreement to the foregoing terms and conditions of the Facilities by signing and returning to us the enclosed duplicate copy of this letter at your earliest convenience and in any event not later than 3 July 2014. Notwithstanding your failure to return this letter, the use of the Facilities by you shall be deemed as your acceptance of all terms and conditions as stated.

Yours faithfully,
for and on behalf of
CHINA CONSTRUCTION BANK (ASIA) CORPORATION LTD.

/s/ David Kim	/s/ Perry Choy
David Kim	Perry Choy
Head of Commercial Banking Division	General Manager

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